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SUPPLEMENT
(TO OFFER TO PURCHASE DATED MAY 19, 1999)





                             AIMCO PROPERTIES, L.P.



                         Increase in Offer Consideration
                                   relating to
          the offer to acquire units of limited partnership interest in
                       UNITED INVESTORS INCOME PROPERTIES
                          in exchange for $163 in Cash



         Pursuant to an Offer to Purchase, dated May 19, 1999, we have offered to acquire units of limited partnership interest in your partnership. Recently, we have decided to increase our offer price per unit to $163.




                                  June 9, 1999